EXHIBIT 1.2

VECTREN UTILITY HOLDINGS, INC.

(an Indiana corporation)

AND THE GUARANTORS NAMED HEREIN

Debt Securities

TERMS AGREEMENT

October 13, 2006

To:	Vectren Utility Holdings, Inc.

One Vectren Square

Evansville, Indiana 47708

Ladies and Gentlemen:

We understand that Vectren Utility Holdings, Inc., an Indiana corporation (the “Company”), proposes to issue and sell $100,000,000 aggregate principal amount of 5.95% Insured Quarterly Notes due 2036 (the “2036 Notes”). Subject to the terms of the Indenture, the 2036 Notes will be fully and unconditionally guaranteed as to payment of principal and interest (the “Guarantees”) by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. (the “Initial Guarantors”). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase from the Company, and the Company agrees to us, the entire principal amount of the 2036 Notes at the purchase price set forth below.

The 2036 Notes shall have the terms specified in the preliminary prospectus supplement dated October 10, 2006 relating to the 2036 Notes (the “preliminary prospectus supplement”), as well as the following terms:

Title:	5.95% Senior Insured Quarterly Notes due 2036

Rank:	Unsecured senior indebtedness

Guarantees:	Guaranteed by the Guarantors (as defined in the Underwriting Agreement)

Ratings:	“Aaa” by Moody’s Investors Service, Inc. “AAA” by Standard & Poor’s Ratings Services

Aggregate principal amount:	$100,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. Dollars

Interest rate or formula:	5.95% per annum

Interest Payment Dates:	January 1, April 1, July 1, October 1 of each year, commencing January 1, 2007

Regular record dates:	The 15th calendar day (whether or not a business day) immediately preceding the applicable Interest Payment Date falls

Stated maturity date:	October 1, 2036

Optional Redemption provisions:	The optional redemption price shall be applicable upon the circumstances and at the times specified in the preliminary prospectus supplement equal to 100% of the principal amount to be redeemed plus unpaid interest accrued to but excluding the redemption date.

Estate feature:	To the extent exercised in accordance with the preliminary prospectus supplement, the redemption price shall be 100% of the principal amount to be redeemed plus unpaid interest accrued to but excluding the redemption date.

Sinking fund requirements:	None

Defeasance provisions:	The 2036 Notes will be subject to defeasance and covenant defeasance as provided in Article 8 of the Indenture.

Fixed or variable price offering:	Variable

Purchase price:	96.85% of the principal amount of the 2036 Notes

Form:	Book-entry only

Other terms and conditions:	Timely payment of regularly scheduled payments of the principal of and interest on the 2036 Notes when due and payments in connection with the redemption of 2036 Notes at the option of the Representatives of deceased Beneficial Owners thereof will be insured by Financial Guaranty Insurance Corporation (the “Insurer”) pursuant to a financial guaranty insurance policy (the “Policy”) issued by the Insurer at the Closing Time. See Annex A for additional terms and conditions.

Closing time and location:	October 18, 2006 at Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019.

All of the provisions contained in the document attached as Annex I hereto entitled “Vectren Utility Holdings, Inc.— Debt Securities — Underwriting Agreement” (the “Underwriting Agreement”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer on October 13, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

EDWARD D. JONES & CO., L.P.

By:	/s/ T. William Hizar, Jr.
Authorized Signatory

Accepted:

VECTREN UTILITY HOLDINGS, INC., as Issuer

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

INDIANA GAS COMPANY, INC., as Guarantor

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

ANNEX A

1. In addition to the representations and warranties of the Company in Section 1 of the Underwriting Agreement, the Company represents and warrants as of the date of this Terms Agreement that it has duly authorized all necessary action to be taken by it, and at the Closing Time has taken all necessary action, for the procurement of the Policy to be issued by the Insurer with the terms specified in the preliminary prospectus supplement, including the Company’s authorization, execution and delivery of the Insurance Agreement with the Insurer (the “Insurance Agreement”).

2. In addition to the expenses specified in Section 4(a) of the Underwriting Agreement, the Company agrees to pay all fees and expenses payable to the Insurer in connection with the issuance of the Policy.

3. In addition to the conditions of the Underwriters’ obligations specified in Section 5 of the Underwriting Agreement, the following conditions shall be applicable to the 2036 Notes:

i.	At the Closing Time, the Underwriter shall have received the favorable opinion, dated the Closing Time, of the General Counsel of the Insurer to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Underwriter may reasonably request.

ii.	Prior to the Applicable Time, Ernst & Young LLP, accountants for the Insurer, shall have filed a consent with the Commission in a Current Report on Form 8-K of the Company relating to the incorporation by reference in the Registration Statement and the Prospectus of its report on the Insurer’s audited financial statements for the year ended December 31, 2005 and acknowledging its identification as an expert with respect to such financial statements in the Registration Statement and the Prospectus.

iii.	At the Closing Time, the Underwriter shall have received evidence that the Policy was issued by the Insurer with the terms specified in the preliminary prospectus supplement.

iv.	At the Closing Time, all of the representations, warranties and agreements of the Company and the Insurer in the Insurance Agreement shall be true and correct or complied with, as the case may be.

v.	At or prior to the Closing Time, there shall not have occurred any downgrading in, or withdrawal of, the rating assigned to any securities of, or financial guaranty insurance policies or similar instruments of, the Insurer by any nationally recognized statistical rating organization, and no such organization shall have publicly announced that it has under surveillance or review any such rating.

vi.	At or prior to the Closing Time, there shall not have come to the attention of the Underwriter any facts that would cause it to reasonably believe that the Disclosure Package, at the time of sale to any purchasers of the 2036 Notes, included an

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untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at such time, not misleading.

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EXHIBIT A

FORM OF OPINION OF COUNSEL TO THE INSURER

i.	The opinion of counsel for the insurer pursuant to Annex A of the Terms Agreement shall be to the effect that:

ii.	Financial Guaranty is a stock insurance corporation validly existing and in good standing under the laws of the State of New York and qualified to do business therein and is licensed and authorized to issue its financial guaranty insurance policies under the laws of the States of Ohio and Indiana.

iii.	The Policy is valid and binding upon Financial Guaranty and enforceable in accordance with its terms, subject to applicable laws affecting creditors’ rights generally.

iv.	The execution and delivery by Financial Guaranty of the Policy, and the performance by Financial Guaranty of the terms thereof, will not: (i) conflict with any of the terms, conditions or provisions of (A) the Certificate of Incorporation of Financial Guaranty, including any amendments thereto, (B) the amended By-laws of Financial Guaranty as in effect on the date hereof, or (C) to my actual knowledge, any covenant contained in any contract, agreement or instrument to which Financial Guaranty is bound, which contract, agreement or instrument is material to the financial condition of Financial Guaranty; (ii) to my actual knowledge, constitute a default under any such contract, agreement or instrument or (iii) contravene any law or governmental regulation or order presently binding on Financial Guaranty the contravention of which would affect the validity and enforcement of the Policy.

v.	The Insurance Agreement has been duly authorized, executed and delivered by Financial Guaranty and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding instrument of Financial Guaranty, enforceable against Financial Guaranty in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws affecting the enforcement of creditors’ rights generally as such laws would apply in the event of the liquidation, conservation or rehabilitation of, or other similar occurrence with respect to, Financial Guaranty.

vi.	Financial Guaranty, as an insurance company, is not eligible for relief under the Federal Bankruptcy Laws. Any proceedings for the liquidation, conservation or rehabilitation of Financial Guaranty would be governed by the provisions of the Insurance Law of the State of New York.

vii.	The statements described above in the Prospectus Supplement relating to Financial Guaranty and the Policy accurately and fairly present the summary information set forth therein and do not omit any material fact with respect to the description of Financial Guaranty relative to the material terms of the Policy or the ability of Financial Guaranty to meet its obligations under the Policy, except

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that no opinion is expressed as to any financial statements or other financial information included or referred to in, or incorporated by reference into, the Prospectus Supplement relating to Financial Guaranty, and no opinion is expressed as to the omission of Financial Guaranty’s financial statements from the Prospectus Supplement. The form of Policy contained in the Prospectus Supplement is a true and complete form of the Policy.

viii.	The Policy constitutes an “insurance policy” within the meaning of Section 3(a)(8) of the Securities Act of 1933, as amended (the “Act”) and is not required to be registered under the Act.

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